Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8, and related Prospectus of Lincoln National Corporation (the “Company”), for the registration of up to (a) 150,000 shares of the Company’s common stock, without par value (“Common Stock”), and the offer and sale of up to 150,000 stock units (“Stock Units”), and (b) 150,000 shares of Common Stock that may be issued upon the conversion of the Stock Units into Common Stock, pertaining to the Lincoln National Corporation 1993 Stock Plan For Non-Employee Directors, of our report dated February 7, 2003, with respect to the consolidated financial statements and schedules of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP Ernst & Young LLP

Philadelphia, Pennsylvania
May 9, 2003